Exhibit 99.1

500 Laurel Street Baton Rouge, Louisiana 70801 P: 225-248-7600 F: 225-248-7650

FOR IMMEDIATE RELEASE	Misty Albrecht
March 31, 2021	b1BANK
225.286.7879
Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. and b1BANK Announce the Appointment of New Board Member Drew Brees

Baton Rouge, La. – Business First Bancshares, Inc. (Nasdaq: BFST) and b1BANK announced today the addition of Drew Brees to their respective boards of directors.

Brees is the former quarterback of the New Orleans Saints and later this year will join NBC Sports as a studio analyst for Football Night in America. In his new role, Brees will also cover the Super Bowl and the Olympics for the network. Over the course of his 20-year career in the National Football League (NFL), Brees was recognized as the 2006 Walter Peyton Man of the Year, won Super Bowl XLIV while being crowned its MVP, and was elected to 13 Pro Bowls. In addition to success on the football field, Brees is a successful entrepreneur with endeavors in franchise ownership, restaurant partnership and life-style apparel development. As a philanthropist, he and his wife, Brittany, have raised funds and contributed more than $45 million through the Brees Dream Foundation to improve the quality of life for cancer patients and support various community charities that provide education and assistance to families in need.

“Drew is a champion in every sense of the word, both on the field and off. We are proud to have him as a member of the b1BANK team and hope to leverage his passion and commitment to excellence as we support our region’s small businesses and entrepreneurs in their drive to win,” said Jude Melville, president and chief executive officer of Business First Bancshares, Inc. and b1BANK. “Drew has already made well documented differences in the lives of the communities which we are blessed to have the chance to serve. We are honored that he would include community banking in general, and our institution in particular, in his playbook as he commits to continue impacting our region materially in the future, perhaps to an even greater degree than during his playing days.”

Brees is well known for his support of the New Orleans and Louisiana community in the immediate aftermath of Hurricane Katrina. In 2010, President Obama appointed Brees co-chair of the President’s Council on Fitness, Sports and Nutrition. Drew has participated in multiple United Service Organizations, Inc. (USO) tours including visits to Guantanamo Bay, Iraq, Afghanistan, Japan, Kuwait and United Arab Emirates. He holds a degree in industrial management from Purdue University.

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500 Laurel Street Baton Rouge, Louisiana 70801 P: 225-248-7600 F: 225-248-7650

“I am always looking for opportunities to partner with people and organizations that do the right things the right way, and I have experienced that personally as a client of b1BANK,” said Brees. “In formally joining the b1BANK team, I look forward to contributing to their on-going efforts to support the health of small businesses throughout their expanding footprint, which I know will not only benefit the company’s stakeholders but will have a positive and meaningful impact on our local communities for many years to come.”

About Business First Bancshares, Inc.

Business First Bancshares, Inc., through its banking subsidiary b1BANK, formerly known as Business First Bank, operates 43 banking centers in markets across Louisiana and in the Dallas, Texas area. b1BANK provides commercial and personal banking, treasury management and wealth solutions services to small to midsize businesses and their owners and employees. Visit www.b1BANK.com for more information. Business First’s common stock is traded on the NASDAQ Global Select Market under the symbol “BFST.”

Special Note Regarding Forward-Looking Statements

Statements in this press release may not be based on historical facts and may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Any forward-looking statement speaks only as of the date of this press release, and we undertake no obligation, and specifically decline any obligation, to revise or update these forward-looking statements, whether as a result of new information, future developments or otherwise.

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